Code of Ethics

Appleton Partners, Inc.

(Updated April 26, 2016)

Table of Contents

Table of Contents	2

Definitions	3

Statement of General Policy	6

Standards of Business Conduct	8

Prohibition Against Insider Trading	8

Personal Securities Transactions	11

Compliance Procedures	12

Protecting the Confidentiality of Client Information	14

Political Contributions	16

Gifts and Entertainment	18

Service as an Officer or Director	19

Social Media	20

Whistleblower Policy	21

Reporting Violations and Sanctions	23

Records	24

Acknowledgement	25

Definitions

For the purposes of this Code, the following definitions shall apply:

●	"1933 Act" means the Securities Act of 1933, as amended.

●	"1934 Act" means the Securities Exchange Act of 1934, as amended.

●	“1940 Act” means the Investment Company Act of 1940, as amended.

●	"Access person" means:

(i)
with respect to the Adviser, any Supervised Person who: has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable fund our firm or its control affiliates manage or has access to such recommendations; or is involved in making securities recommendations to clients that are nonpublic; and

(ii)
With respect to the Fund, any Advisory Person of a Fund or of a Fund's investment adviser and any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by any series of the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to such series regarding the purchase or sale of Covered Securities.

All of the Adviser’s directors (other than those who are not employees or officers of the Adviser) and officers are presumed to be Access Persons of any series of an investment company advised by the Adviser. All of the Fund's trustees, officers, and partners are presumed to be Access Persons of the Fund.

●
"Account" means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest, controls or exercises investment discretion.

●	"Advisers Act" means the Investment Advisers Act of 1940, as amended.

●	“Advisory Person” of a Fund or of the Adviser means:

(i)
Any director/trustee, officer, general partner or employee of the Fund or Adviser (or of any company in a control relationship to the Fund or Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

(ii)
Any natural person in a control relationship to the Fund or Adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

●
"Automatic investment plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (of from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

●
"Beneficial interest" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person has a beneficial interest in a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

●
"Beneficial ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

●	"Chief Compliance Officer" (or the “CCO”) refers to the Chief Compliance Officer of Appleton Partners, Inc.

●	“Client accounts” refers to any mutual funds, sub-advised, or private accounts managed by the Adviser.

●	"Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

●	“Covered security” means a security as defined in section 2(a)(36) of the 1940 Act, except that it does not include:

(i)	Direct obligations of the Government of the United States;

(ii)	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

(iii)	Shares issued by open-end mutual funds.

●
"Initial public offering" (or “IPO”) means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

●
"Inside information" means non-public information (i.e., information that is not available to investors generally) that there is a substantial likelihood that a reasonable investor would consider to be important in deciding whether to buy, sell or retain a security or would view it as having significantly altered the 'total mix' of information available.

●
"Insider" is broadly defined as it applies to Appleton Partners, Inc.'s Insider Trading policy and procedures. It includes our Firm's officers, directors and employees. In addition, a person can be a "temporary insider" if they enter into a special confidential relationship in the conduct of the company's affairs and, as a result, are given access to information solely for Appleton Partners, Inc.'s purposes. A temporary insider can include, among others, Appleton Partners, Inc.'s attorneys, accountants, consultants, and the employees of such organizations. Furthermore, Appleton Partners, Inc. may become a temporary insider of a client it advises or for which it performs other services. If a client expects Appleton Partners, Inc. to keep the disclosed non-public information confidential and the relationship implies such a duty, then Appleton Partners, Inc. will be considered an insider.

●
"Insider trading" is generally understood to refer to the effecting of securities transactions while in possession of material, non-public information (regardless of whether one is an "insider") or to the communication of material, non-public information to others.

●
"Investment person" means (i) any officers,  employees and/or any other person acting on behalf of Appleton Partners, Inc. who, in connection with his or her regular functions or duties, makes recommendations regarding the purchase or sale of securities for client accounts (e.g., portfolio manager) or provides information or advice to portfolio managers, or who help execute and/or implement the portfolio manager's decision (e.g., securities analysts, traders, and portfolio assistants); and any natural person who controls Appleton Partners, Inc. and who obtains information concerning recommendations made regarding the purchase or sale of securities for client accounts and (ii) any employee of the Fund or Adviser (or of any company controlling the Fund or Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund; and (iii) any natural person who controls the Fund or the Adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

●
"Investment-related" means activities that pertain to securities, commodities, banking, insurance, or real estate (including, but not limited to, acting as or being associated with an investment adviser, broker- dealer, municipal securities dealer, government securities broker or dealer, issuer, investment company, futures sponsor, bank, or savings association).

●
"Limited offering" means an offering of securities that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rule 504, 505, or Rule 506 under the Securities Act of 1933.

●	"Private fund" means an issuer that would be an investment company as defined in section 3 of the Investment Company Act of 1940 but for section 3(c)(1) or 3(c)(7) of that Act.

●	"Registered fund" means an investment company registered under the Investment Company Act.

●
"Reportable fund" means any registered investment company, i.e., mutual fund, for which our Firm, or a control affiliate, acts as investment adviser, as defined in section 2(a) (20) of the Investment Company Act, or principal underwriter.

●
"Reportable security" means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, other than Reportable Funds; (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless  Appleton Partners, Inc. or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (vi) 529 Plans, unless Appleton Partners, Inc. or a control affiliate manages, distributes, markets or underwrites the 529 Plan or the investments (including a fund that is defined as a reportable fund under Rule 204A-1) and strategies underlying the 529 Plan that is a college savings plan.

●
"Supervised Person" means any directors and officers of Appleton Partners, Inc. (or other persons occupying a similar status or performing similar functions); employees of Appleton Partners, Inc.; and/or any other person who provides advice on behalf of Appleton Partners, Inc. and is subject to Appleton Partners, Inc.'s supervision and control.

Statement of General Policy

This Code of Ethics (the “Code”) has been adopted by Appleton Partners, Inc. (the “Adviser” or “Firm”) and is designed to comply with Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 1940 Act.

This Code establishes rules of conduct for all employees of Appleton Partners, Inc. and is designed to, among other things; govern personal securities trading activities in the Accounts of Adviser employees, their immediate family/household Accounts and Accounts in which an they have a beneficial interest. The Code is based upon the principle that the Adviser and its employees each owe a fiduciary duty to the Adviser’s clients, including the shareholders of any mutual funds managed, to conduct their affairs, including their personal securities transactions, in such a manner as to avoid: (i) serving their own personal interests ahead of clients; (ii) taking inappropriate advantage of their position with the Firm; and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by the Adviser continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of both our Firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both the Adviser and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that the Firm has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

As such, the Adviser and its employees are subject to the following specific fiduciary obligations when dealing with clients:

▪	The duty to have a reasonable, independent basis for the investment advice provided;
▪	The duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;
▪	The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and
▪	A duty of loyalty to the client.

In meeting its fiduciary responsibilities to its clients, the Adviser expects every employee to demonstrate the highest standards of ethical conduct for continued employment with the Firm. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with the Firm. The Adviser's reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duties owed to our clients. Employees are urged to seek the advice of Michele Hubley, the Chief Compliance Officer, for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, up to and including termination of employment, from the Firm.

The provisions of the Code are not all-inclusive; rather, they are intended as a guide for employees of the Adviser in their conduct. In those situations where an individual may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the Chief Compliance Officer. Michele Hubley or James Ladge may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of the Adviser’s clients and/or fund shareholders will not be adversely affected or compromised and where such exceptions are permitted by law. All questions arising in connection with personal securities trading should be resolved in favor of the client or fund even at the expense of the interests of the Adviser’semployees.

Recognizing the importance of maintaining the Firm's reputation and consistent with our fundamental principles of honesty, integrity and professionalism, the Firm requires that an employee advise the Chief Compliance Officer immediately if he or she becomes involved in or threatened with litigation or an administrative investigation or legal proceeding of any kind. The Adviser will maintain such information on a confidential basis.

On behalf of the Adviser, Michele Hubley will periodically report to Firm senior management to document compliance with this Code. As may be necessary, Michele Hubley may also report at least annually to a mutual fund’s board of trustees to document the following:

(i)
A description of any issues arising under this Code, or any underlying policies and procedures, since the last report to the Board including, but not limited to, information about material violations of the Code or underlying policies and procedures and the sanctions imposed in response thereto; and

(ii)	A certification of adoption of policies and procedures reasonably designed to prevent Access Persons from Violating the Code of Ethics (17j-1(c)(2)(ii)).

Standards of Business Conduct

The Adviser placed the highest priority on maintaining their reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our Firm and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct set forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all persons having certain relationships with the Firm, as defined herein, comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all the Adviser's Access Persons, as defined. These procedures cover the following:

▪	Transactions in reportable securities whereby an Access Person exercises control;
▪	Transactions in reportable securities whereby an Access Person has a beneficial interest in the Account; and
▪	Transactions in Accounts held by members of the Access Person’s immediate family and/or household.

Section 206 of the Advisers Act makes it unlawful for the Adviser or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

Concurrently, where the Adviser manages a mutual fund, Rule 17j-1 under the 1940 Act requires that mutual fund complexes adopt a written code of ethics containing provisions reasonably necessary to prevent its Access Persons from engaging in any conduct prohibited by paragraph (b) of the Rule, which makes it unlawful for, amongst others, any affiliated person of the Adviser of a fund, in connection with the purchase or sale, directly or indirectly, by the person of a security held or to be acquired by the fund managed:

(i)	To employ any device, scheme or artifice to defraud the fund;

(ii)
To make any untrue statement of a material fact to the fund or omit to state a material fact necessary in order to make the statements made to the fund, in light of the circumstances under which they are made, not misleading;

(iii)	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the fund; or

(iv)	To engage in any manipulative practice with respect to the fund.

Prohibition Against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose Access Persons and the Firm to stringent penalties. Criminal sanctions may include the imposition of a monetary fine and/or imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order censuring, suspending or permanently barring you from the securities industry. Finally, Access Persons and the Firm may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by Access Persons of the Adviser and their immediate family members.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify the Chief Compliance Officer immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No Access Person may trade, either personally or on behalf of others (including Client Accounts), while in the possession of material, nonpublic information, nor may any personnel of the Firm communicate material, nonpublic information to others in violation of the law.

What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a corporation’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact- specific inquiry. For this reason, you should direct any questions about whether information is material to the Chief Compliance Officer.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press may also be material. For example, the United States Supreme Court previously upheld the criminal convictions of insider trading defendants who capitalized on prepublication information from The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to the Adviser’s securities recommendations and client/fund securities holdings and transactions.

What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the Internet, a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

Identifying Inside Information

Before executing any trade for yourself or others, including Client Accounts, you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

▪	Report the information and proposed trade immediately to the Chief Compliance Officer;
▪	Do not purchase or sell the securities on behalf of yourself or others, including Client Accounts managed by the Firm;
▪	Do not communicate the information inside or outside the Firm, other than to the Chief Compliance Officer; and
▪
After the Chief Compliance Officer has reviewed the issue, the Firm will determine whether the information is material and nonpublic and, if so, what action the Firm will take to address the particular issue.

You should consult with the Chief Compliance Officer before taking any action. This high degree of caution will protect you, our clients, and the Firm.

Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. The Firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, an Access Person, or other person subject to this Code, becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, the Adviser must make a judgment as to its further conduct. To protect yourself, our clients and the Firm, you should contact the Chief Compliance Officer immediately if you believe that you may have received material, nonpublic information.

Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: (1) tender offer activity often produces extraordinary gyrations in the price of the target company’s securities, as trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases); and (2) the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company, or anyone acting on behalf of either. Access Persons and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

Restricted/Watch Lists

Although the Adviser does not typically receive confidential information from portfolio companies, it may, if it receives such information, take appropriate procedures to establish restricted or watch lists in certain securities.

The Chief Compliance Officer may place certain securities on a “restricted list.” Access Persons are prohibited from personally, or on behalf of Client Accounts, purchasing or selling securities during any period they are listed. Securities issued by companies about which a number of Access Persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list. The Chief Compliance Officer shall take steps to immediately inform all Access Persons of the securities listed on the restricted list.

The Chief Compliance Officer may place certain securities on a “watch list.” Securities issued by companies about which a limited number of Access Persons possess material, nonpublic information should generally be placed on the watch list. The list will be disclosed only to the Chief Compliance Officer and a limited number of other persons who are deemed necessary recipients of the list because of their roles in compliance.

Personal Securities Transactions

General Policy

The Adviser has adopted the following principles governing personal investment activities by Access Persons:

▪	The interests of Client Accounts will at all times be placed first;
▪	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and
▪	Individuals must not take inappropriate advantage of their positions.

Pre-Clearance Required for Participation in IPOs

No investment person shall acquire any beneficial ownership in any securities in an Initial Public Offering for his or her Account, as defined herein, without the prior written approval of the Chief Compliance Officer or Chief Operating Officer, who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Pre-Clearance Required for Private or Limited Offerings

No investment person shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of the Chief Compliance Officer or Chief Operating Officer, who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Pre-Clearance Required for Securities Placed on Restricted or Watch Lists

No investment person shall acquire beneficial ownership of any securities placed on the Firm’s Restricted List or Watch List without the prior written approval of the Chief Compliance Officer or Chief Operating Officer, who has been provided with full details of the proposed transaction.

Compliance Procedures

1. Initial Holdings Report

Every Access Person shall, no later than ten (10) days after the person becomes an Access Person, provide an initial holdings report containing the following information:

▪
The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the Access Person had any direct or indirect beneficial interest ownership when the person becomes an Access Person;

▪
The name of any broker, dealer or bank, Account name, number and location with whom the Access Person maintained an Account in which any securities were held for the direct or indirect benefit of the Access Person; and

▪	The date that the report is submitted by the Access Person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became an Access Person.

2. Annual Holdings Report

Every Access Person shall, no later than January 31st each year, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

3. Quarterly Transaction Reports

Every Access Person must, no later than thirty (30) days after the end of each calendar quarter, submit a quarterly transaction report containing the following information:

(i)	With respect to any transaction during the quarter in a reportable security in which the Access Person had any direct or indirect beneficial ownership:
▪
The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and  the principal amount (if applicable) of each covered security;

▪	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
▪	The price of the reportable security at which the transaction was effected;
▪	The name of the broker, dealer or bank with or through whom the transaction was effected; and
▪	The date the report is submitted by the Access Person.
(ii)	The Access Person must also report similar information for brokerage accounts opened within the quarter, as necessary, including:
▪	The name of the broker, dealer or banking institution with whom the Access Person established the Account;
▪	The date the Account was established; and
▪	The date the report was submitted by the Access Person.

4. Exempt Transactions

A(n) Access Person need not submit a report with respect to:

▪	Transactions effected for, or securities held in, any account over which the person has no direct or indirect influence or control;
▪	Transactions effected pursuant to an Automatic Investment Plan (e.g., a dividend retirement plan); or
▪
A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that the Adviser holds in its records, so long as the Firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

5. Monitoring and Review of Personal Securities Transactions

The Chief Compliance Officer, or such other individual(s) designated, will monitor and review all reports required under the Code for compliance with the Adviser's policies regarding personal securities transactions and applicable SEC rules and regulations. The Chief Compliance Officer may also initiate inquiries of Access Persons regarding personal securities trading. Access Persons are required to cooperate with such inquiries and any monitoring or review procedures employed by the Adviser, as applicable. Any transactions for any Accounts of Michele Hubley, the Chief Compliance Officer, will be reviewed and approved by the Chief Operating Officer, or other designated supervisory person. The Chief Compliance Officer shall at least annually identify all Access Persons who are required to file reports pursuant to the Code and will inform such Access Persons of their reporting obligations.

6. Education

As appropriate, the Adviser and the Fund will provide employees and other Access Persons with periodic training regarding the Code and related issues to review the obligations under the Code and address any amendments to the Code or regulatory changes of note.

7. General Sanction Guidelines

It should be emphasized that all required filings and reports under the Code shall be monitored by the Chief Compliance Officer or such other individual(s) designated herein. The Chief Compliance Officer will receive and review report(s) of violations periodically. Violators may be subject to an initial written notification, while a repeat violator shall receive reprimands including, but not limited to, administrative warnings, demotions, suspensions, a monetary fine, or termination.

As these are general guidelines only, the Adviser may, depending upon the circumstances, apply any sanction deemed appropriate up to and including termination.

Protecting the Confidentiality of Client Information

Confidential Client Information

In the course of its activities as an investment adviser, the Firm gains access to non-public information about its clients. Such information may include a person's status as a client, personal financial and Client Account information, the allocation of assets in a Client Account, the composition of investments in any Client Account, information relating to services performed for or transactions entered into on behalf of clients, advice provided by the Adviser to clients, and data or analyses derived from such non-public personal information (collectively referred to as “Confidential Client Information”). All Confidential Client Information, whether relating to the Adviser's current or former clients, is subject to the Code. Any questions or concerns about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure of Confidential Client Information

All information regarding the Adviser’s clients is confidential. Information may only be disclosed when the disclosure is consistent with the Firm's policy and the client's direction. The Adviser does not share Confidential Client Information with any third parties, except in the following circumstances:

(i)
As necessary to provide service that the client requested or authorized, or to maintain and service the Client's Account. The Adviser will require that any financial intermediary, agent or other service provider utilized by the Adviser (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by the Adviser only for the performance of the specific service requested by the Adviser;

(ii)
As required by regulatory authorities or law enforcement officials who have jurisdiction over the Adviser, or as otherwise required by any applicable law. In the event the Adviser is compelled to disclose Confidential Client Information, the Firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy, as necessary. If no protective order or other appropriate remedy is obtained, the Adviser shall disclose only such information, and only in such detail, as is legally required; and

(iii)	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities

All employees are prohibited, either during or after the termination of their employment with the Adviser, from disclosing Confidential Client Information to any person or entity outside the Firm, including family members, except under the circumstances described above. An employee is permitted to disclose Confidential Client Information only to such other employees who need to have access to such information to deliver the Adviser's services to the client.

Employees are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with the Adviser, must return all such documents to the Firm.

Any employee who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, regardless of whether or not he or she benefited from the disclosed information.

Security of Confidential Personal Information

The Adviser enforces the following policies and procedures to protect the security of Confidential Client Information:

(ii)	The Firm restricts access to Confidential Client Information to those employees who need to know such information to provide Adviser's services to clients;
(iii)
Any employee who is authorized to have access to Confidential Client Information in connection with the performance of such person's duties and responsibilities is required to keep such information in a secure compartment, file, or receptacle on a daily basis as of the close of each business day;

(iv)	All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;
(v)
Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by employees in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy

As a registered investment adviser, the Adviser and all employees, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect “nonpublic personal information” of natural person clients. “Nonpublic information,” as defined under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, and any information obtained in providing products or services. Pursuant to Regulation S-P, the Adviser has adopted policies and procedures to safeguard the information of natural person clients.

Enforcement and Review of Confidentiality and Privacy Policies

The Chief Compliance Officer is responsible for reviewing, maintaining and enforcing the Adviser's confidentiality and privacy policies and is also responsible for conducting appropriate employee training(s) to ensure adherence to these policies. Any exception to this policy requires the express written consent of the Chief Compliance Officer.

Political Contributions

Introduction

The SEC adopted Rule 206(4)-5 under the Adviser’s Act (the “Pay-to-Play Rule”), which imposes restrictions on political contributions made by investment advisers that seek to manage assets of state and local governments. The rule is intended to prevent undue influence through political contributions and places limits on the amounts of campaign contributions that the investment adviser and/or certain of its employees (i.e., “Covered Associates”) can give to state and local officials or candidates that have the ability to award advisory contracts to the Firm.

The following terms apply to the Adviser's Political Contributions policy:

▪
"Contribution" is defined as is defined as any gift, subscription, loan, advance, or deposit of money, or anything of value made for: (i) the purpose of influencing any election for federal, state, or local office; (ii) the payment of debt incurred in connection with any such election; or (iii) transition or inaugural expenses incurred by a successful candidate for state or local office.

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"Covered Associate" means (i) any general partner, managing member, executive officer of the Firm, or other individual with a similar status or function; (ii) any employee who solicits a government entity for the Adviser and person who supervises, directly or indirectly, such employee; and (iii) any political action committee ("PAC") controlled by the Adviser or by any of its covered associates. For avoidance of doubt, directors of the Firm who are not executive officers or employees or who do not otherwise solicit a government entity for the Firm are not Covered Associates.

The Pay-to-Play Rule prohibits the Adviser from the following:

(i)
If the Adviser or a covered associate makes a contribution to an elected official or candidate who is in a position to influence the award of the government entity's business, the Adviser is prohibited from receiving compensation for providing advisory services to that government entity client for two years thereafter (otherwise known as the “timeout” period);

(ii)
The Adviser and its covered associates are prohibited from soliciting from others or coordinating contributions to certain elected officials or candidates or payments to political parties where the Adviser is providing or seeking to provide Government Client business; and

(iii)
The Adviser and its covered associate are prohibited from providing direct or indirect payments to any third party that solicits government entities for advisory business unless the third-party is a registered broker-dealer or investment adviser itself subject to the Pay-to-Play Rule.

Importantly, the Pay-to-Play Rule specifically includes a blanket prohibition which restricts the Adviser and its Covered Associates from doing “anything indirectly which, if done directly,” would incur a violation. This reflects the SEC's concern regarding indirect payments and places the Adviser on notice about the heightened regulatory focus that such practices will receive.

The Pay-to-Play Rule includes a de minimis exception applicable to the two-year timeout, which allows natural persons covered under the Adviser’s Covered Associate definition to contribute:

(i)	Up to $350 to an official per election (with primary and general elections counting separately) if the Covered Associate was entitled to vote for the official at the time of the contribution; and
(ii)	Up to $150 to an official per election (with primary and general elections counting separately) if the Covered Associate was not entitled to vote for the official at the time of the contribution.

General Policy

It is the Adviser's policy to permit the Firm, and its Covered Associates, to make political contributions to elected officials, candidates and others, consistent with this policy and regulatory requirements.

The Adviser recognizes that it is never appropriate to make or solicit political contributions, or provide gifts or entertainment, for the purpose of improperly influencing the actions of public officials. Accordingly, the Firm's policy is to restrict certain political contributions made to government officials and candidates of state and state political subdivisions who can influence or have the authority for hiring an investment adviser.

Because violations of the Pay-to-Play Rule could potentially result in substantial legal and monetary sanctions for the Firm and/or its related persons, the Adviser's practice is to restrict, monitor, and require prior approval of any political contributions to government officials.

The Chief Compliance Officer, or other designee, will determine who is deemed to be a Covered Associate of the Firm, and each such person will be promptly informed of his or her status as a Covered Associate. Further, the Chief Compliance Officer, or other designee, will obtain appropriate information from new employees (or employees promoted or otherwise transferred into positions) deemed to be Covered Associates regarding any political contributions made within the preceding two years (from the date he or she becomes a Covered Associate). Such a review may include an online search of the individual's contribution history as part of the Firm's general background check. On at least a quarterly basis, the Chief Compliance Officer, or other designee, will require Covered Associates to confirm that such person(s) have reported any and all political contributions.

Pre-Clearance Required by Covered Associates for Political Contributions

No Covered Associate shall make a political contribution without prior written approval of the Chief Compliance Officer who has been provided with full details of the proposed contribution. Such information will be reported to the Chief Compliance Officer via the Adviser's Political Contribution Pre-Approval Form. Following a review by the Chief Compliance Officer, a determination of appropriateness will be made and the approval or denial of such a request will be documented and saved for the Adviser’s records. Records of the completed Political Contribution Pre-Approval Form will be provided and accessible to the Covered Associate following the final determination, as well. Although de minimis contributions need not be pre-cleared, Covered Associates must report all such contributions to ensure that the Firm has complete and accurate records regarding political contributions made by its Covered Associates.

In addition to the above, employees deemed to be Covered Associates are required to obtain written approval from the Chief Compliance Officer, or other designated officer, prior to agreeing to serve on the host committee for a political fundraiser.

Gifts and Entertainment

Introduction

Giving, receiving or soliciting gifts in any business setting may create an appearance of impropriety or may raise a potential conflict of interest. As such, the Adviser has adopted the policies set forth below to guide employees in this area.

General Policy

The Adviser's policy with respect to gifts and entertainment is as follows:

▪	Giving, receiving, or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest;
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Employees may neither accept nor provide any gifts or favors that: (1) could potentially influence the decisions the employee or the recipient must make in the course of business involving the Firm; or (2) others may reasonably believe would influence such decision-making in the course of business involving the Firm;

▪
Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible; and

▪	Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

Reporting Requirements

Any employee who accepts or provides, directly or indirectly, anything of value to/from any person or entity that does business with or on behalf of the Adviser, with the aggregate value in excess of $100 per quarter, must obtain written consent from the Chief Compliance Officer prior to accepting or providing such a gift. This reporting requirement does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business or is being solicited to do business with the Adviser.

These reporting requirements are intended to assist the Adviser and Chief Compliance Officer in monitoring the activities of its employees. However, the reporting of a gift does not absolve any employee from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns regarding the appropriateness of any gift, please consult the Chief Compliance Officer with your inquiry.

Service as an Officer or Director

No employee shall serve as an officer or as a director on the board of directors of any publicly or privately traded company without prior written authorization by the Adviser’s Chief Compliance Officer, or designated supervisory person, who has determined that any such board service or officer position would be appropriate. The Firm prohibits any employee from serving as an officer or director of a company in which a Client Account holds an investment.

Where the Adviser’s Chief Compliance Officer, or designated supervisory person, approves such board service or officer position, the Adviser shall implement a "Chinese Wall," or other measures deemed necessary and appropriate, to isolate such employee from decision making relating to the publicly or privately traded company's securities.

Social Media

Social media and/or other methods of publishing opinions or commentary electronically is a dynamic method of mass communication. “Social media” is an umbrella term that encompasses various activities that integrate technology, social interaction and content creation. Social media may use many technologies, including, but not limited to, blogs, microblogs, wikis, photos and video sharing, podcasts, social networking, and virtual worlds. The terms “social media,” “social media sites,” “sites,” and “social networking sites” are used interchangeably herein.

The proliferation of such electronic means of communications presents new and ever-changing regulatory risks for our Firm. As a registered investment adviser, use of social media by our Firm, and/or employees of the Firm, must comply with applicable provisions of the federal securities laws, including, but not limited to the anti-fraud, compliance and record keeping provisions.

For example, business or client related comments or posts made through social media may breach applicable privacy laws, or be considered “advertising” under applicable regulations thereby triggering content restrictions and special disclosure and recordkeeping requirements. All employees should be aware that the use of social media for personal purposes may also have implications for the Firm, particularly where the employee is explicitly identified as an officer, employee or representative of the Firm. Accordingly, the Firm seeks to adopt reasonable policies and procedures to safeguard the integrity of the Firm and the interests of our clients.

General Policy

All employees are required to obtain approval prior to establishing a social networking account, and/or participating on a pre-existing social media site, for business purposes.

Employee Usage Guidelines and Content Standards

All employees are prohibited from:

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Posting any misleading statements, any information regarding our Firm's clients, investment recommendations (including past specific recommendations), investment strategies, products and/or services offered by the Firm or any other information related to its trading activities;

▪	Soliciting comments or postings regarding the Adviser that could be construed as testimonials;
▪	Soliciting or publicly posting a client’s recommendation to a LinkedIn profile; and
▪	Posting personal content that may be deemed unprofessional, embarrassing, harassing in nature, or otherwise detrimental to the integrity of the Firm or its employees.

In response to a violation of the Social Media policy by an employee, the Firm may, depending upon the circumstances, apply any sanction deemed appropriate up to and including termination.

Whistleblower Policy

As articulated in this Code's Statement of General Policy and Standards of Business Conduct, an ingrained commitment to fiduciary principles is central to the Firm’s culture of compliance. The policies and procedures set forth herein, as well as within the Compliance Manual, combined with their consistent implementation by all Supervised Persons of the Adviser evidence the Firm's unwavering intent to place the interests of clients ahead of those of the Adviser, its management and staff.

Every employee has a responsibility for knowing and following the Firm’s policies and procedures. Every person in a supervisory role is also responsible for those individuals under his/her supervision. The Firm's principal, or similarly designated officer, has overall supervisory responsibility for the Firm.

Recognizing the Adviser’s shared commitment to its clients, all Supervised Persons are required to conduct themselves with the utmost loyalty and integrity in their dealings with clients, customers, stakeholders and one another. Improper conduct on the part of any Supervised Person puts the Firm and company personnel at risk for legal or regulatory implications. Therefore, while managers and senior management ultimately hold supervisory responsibility and authority for the Firm, it is the responsibility of all Supervised Persons to report concerns about violations or potentially illicit behavior and conduct of the Adviser and/or its employees to the Chief Compliance Officer. Accordingly, all Supervised Persons are not only expected, but are required, to report their concerns about potentially illegal conduct and violations the Firm’s policies.

Reporting Potential Misconduct

To ensure consistent implementation of such practices, it is imperative that Supervised Persons have the opportunity to report any concerns or suspicions of improper activity at the Firm (whether by a Supervised Person or other party) confidentially and without retaliation.

The Adviser's Whistleblower Policy covers the treatment of all concerns relating to suspected illegal activity or potential misconduct.

Reports of violations or suspected violations must be reported to the Chief Compliance Officer or, provided the Chief Compliance Officer also receives such reports, to other designated members of senior management. Supervised Persons may report suspected improper activity by the Chief Compliance Officer to the Firm’s other senior management.

Responsibility of the Whistleblower

A person must be acting in good-faith in reporting a complaint or concern under the Code and must have reasonable grounds for believing a deliberate misrepresentation has been made regarding accounting or audit matters or a breach of the Code. A malicious allegation known to be false is considered a serious offense and will be subject to disciplinary action, up to and including termination of employment.

Handling of Reported Improper Activity

The Firm will take seriously any report regarding a potential violation of Firm policies or other improper or illegal activity, and recognizes the importance of keeping the identity of the reporting person from being widely known. Supervised Persons are to be assured that the Firm will appropriately manage all such reported concerns or suspicions of improper activity in a timely and professional manner, confidentially and without retaliation.

In order to protect the confidentiality of the individual submitting such a report, and to enable the Firm to conduct a comprehensive investigation of reported misconduct, Supervised Persons should understand that those individuals responsible for conducting any investigation are generally precluded from communicating information pertaining to the scope and/or status of such reviews.

No Retaliation Policy

It is the Firm’s policy that no Supervised Person who submits a complaint made in good-faith will experience retaliation, harassment, or unfavorable or adverse employment consequences. A Supervised Person who retaliates against a person reporting a complaint will be subject to disciplinary action, which may include termination of employment. A Supervised Person who believes that he or she has been subject to retaliation or reprisal as a result of reporting a concern or filing a complaint is to report such action directly to the Chief Compliance Officer or to the Firm’s other senior management in the event the concern pertains to the Chief Compliance Officer.

Reporting Violations and Sanctions

All Supervised Persons shall promptly report to the Chief Compliance Officer or, provided the Chief Compliance Officer also receives such reports, to such other individual(s) designated in this Code, all apparent or potential violations of the Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.

The Chief Compliance Officer shall promptly report to senior management any and all apparent material violations of the Code. If the Chief Compliance Officer finds that a violation otherwise reportable to senior management could not reasonably be found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, the Chief Compliance Officer may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed given the circumstances. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the Supervised Person’s employment with the Firm.

Records

The Chief Compliance Officer shall maintain, and cause to be maintained in a readily accessible place, the following records:

▪	A copy of any Code of Ethics adopted by the Firm pursuant to Advisers Act Rule 204A-1 and Rule 17j-1 under the 1940 Act, which is or has been in effect during the past five (5) years;

▪	A record of any violation of this Code, and any action that was taken as a result of such violation, for a period of five (5) years from the end of the fiscal year in which the violation occurred;

▪
A record of all written acknowledgements of receipt of this Code and amendments thereto for each person who is currently, or within the past five years was, a Supervised Person or Access Person which shall be retained for five (5) years after the individual ceases to be a Supervised Person or Access Person;

▪	A copy of each report made pursuant to this Code, including any brokerage confirmations and Account statements made in lieu of these reports;

▪	A list of all persons who are, or within the preceding five (5) years have been, Access Persons; and

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A record of any decision and reasons supporting such decision to approve a Supervised Person’s, or other Access Person’s, acquisition of securities in IPOs and limited offerings within the past five (5) years after the end of the fiscal year in which such approval is granted.

Any records relating to the Firm’s management of a mutual fund will be maintained in accordance with Rule 31a-2 of the 1940 Act, which generally calls for fund-related records to be maintained for a six (6) year period.

Acknowledgement

Initial Acknowledgement

All Supervised Persons and Access Persons will be provided with a copy of the Code and must initially acknowledge in writing to the Chief Compliance Officer that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all Account holdings as required by the Code.

Acknowledgement of Amendments

All Supervised Persons and other Access Persons shall receive any amendments to the Code and must acknowledge to the Chief Compliance Officer in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; and (iii) agreed to abide by the Code as amended.

Annual Acknowledgement

All Supervised Persons and other Access Persons must annually acknowledge in writing to the Chief Compliance Officer that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

Further Information

Supervised Persons and other Access Persons should contact the Chief Compliance Officer regarding any inquiries pertaining to the Code or the policies established herein.